Exhibit 99.1

Offering Memorandum Excerpts

Recent Developments

Offering transactions

On February 2, 2012, CEOC announced its intent to seek amendments to its senior secured credit facilities to, among other things: (i) extend the maturity of up to $2,500 million aggregate principal amount of B-1, B-2 and B-3 term loans held by consenting lenders (“Extending Term Lenders”) from January 28, 2015 to January 28, 2018, subject to the springing maturity referred to in clause (iv) below, and increase the interest rate with respect to such extended term loans (“Extended Term Loans”) and use a portion of the net cash proceeds of this offering to repay term loans held by each Extending Term Lender in an amount equal to 40% of the principal amount of term loans elected to be extended (up to $1,000 million in the aggregate) on a pro rata basis, with such repayment being applied, first, to such Extending Term Lender’s non-extended B-1, B-2 and B-3 term loans and, second, to such Extending Term Lender’s Extended Term Loans; (ii) convert original maturity revolver commitments held by consenting lenders to Extended Term Loans and promptly following such conversion, repay a portion of Extended Term Loans held by any consenting lender; (iii) extend the maturity of original maturity revolver commitments held by consenting lenders who elect not to convert their commitments to term loans, from January 28, 2014 to January 28, 2017 and increase the interest rate and the undrawn commitment fee with respect to such extended revolver commitments and upon the effectiveness of such extension, terminate a portion of the extended revolver commitments on a pro rata basis; (iv) provide that the Extended Term Loans shall have a springing maturity ahead of CEOC’s 11.25% Senior Secured Notes due 2017 (the “Existing First Lien Notes”) if a certain principal amount of Existing First Lien Notes remain outstanding on a specified date prior to the maturity date for the Existing First Lien Notes; (v) provide that the existing term loans maturing in 2018 shall have the same springing maturity as the Extended Term Loans, described in clause (iv) above; and (vi) modify certain other provisions of the credit facilities ((i) through (vi) above, the “Bank Amendment”). This indebtedness would have a later maturity and bear an interest rate that is higher than that of the term loans being repaid. The proposed amendment of the senior secured credit facilities and related transactions are subject to market and other conditions, and may not occur as described or at all.

CEOC is currently assessing how many lenders of B-1, B-2 and B-3 term loans have consented to the terms of the proposed Bank Amendment and may make further amendments to the terms of the proposed Bank Amendment to reflect the participation by consenting lenders.

CAPITALIZATION

The following table sets forth as of September 30, 2011:

(1)	CEOC’s cash and cash equivalents and capitalization on an actual basis;

(2)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the Chester Transaction; and

(3)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the Chester Transaction and the consummation of the Offering Transactions.

	As of September 30, 2011
	Actual	As adjusted for Chester Transaction	As adjusted for Chester Transaction and for the Offering Transactions
	(in millions)
Cash and cash equivalents (1)	$778.2	$872.7	$1,092.7

Debt:
Revolving credit facility (2)	$—	$—	$—
Term loan (3)	7,184.8	7,184.8	6,184.8
First lien notes (4)	2,053.4	2,053.4	3,303.4
Second lien notes (5)	3,008.0	3,008.0	3,008.0
Linq/Octavius senior secured loan	445.7	445.7	445.7
PHW Las Vegas senior secured loan	427.5	427.5	427.5
Chester Downs senior secured loan	224.2	—	—
Chester Downs senior secured notes	—	330.0	330.0
Subsidiary guaranteed unsecured senior debt (6)	490.3	490.3	490.3
Unsecured senior notes (7)	1,528.0	1,528.0	1,528.0
Other (8)	78.2	78.2	78.2

Total debt, including current portion	15,440.1	15,545.9	15,795.9
Stockholder’s deficit	(929.2)	(940.5)	(965.8)

Total capitalization	$14,510.9	$14,605.4	$14,830.1

(1)	Excludes restricted cash of $451.9 million.
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,206.8 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. At September 30, 2011, $1,080.2 million of borrowing capacity was available under our revolving credit facility, with an additional $126.6 million committed to back letters of credit. As part of the Offering Transactions, we are offering lenders under our revolving credit facility the opportunity to convert their outstanding revolving credit facility commitments to term loans, which would result in the further reduction in the size of the revolving credit facility. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility.

(3)	Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $423.3 million of revolver commitments converted to extended term loans. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility. In connection with the Offering Transactions, up to $1,000 million of the term loans will be repaid with net proceeds from the offering of the First Lien Notes. In addition, as part of the Offering Transactions, lenders under our revolving credit facility may convert their outstanding revolving credit commitments to term loans. The table above does not reflect any such conversions.
(4)	Consists of the book value of the $2,095 million aggregate principal amount of Existing First Lien Notes, together with the face value of First Lien Notes offered hereby.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $11.7 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by CEC and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, that have pledged their assets to secure the senior secured credit facilities. Of these notes, $3.1 million face value of the outstanding 10.75%/11.5% Senior PIK Toggle Notes due 2018 are owned by another subsidiary of CEOC.
(7)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $791.8 million face value of 5.625% Senior Notes due 2015, $538.8 million face value of 5.75% Senior Notes due 2017, $573.2 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by Caesars. The aggregate face value of such notes is $2,029.8 million. Of these notes, $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $385.1 million face value of the outstanding 5.75% Senior Notes due 2017 and $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 are owned by another subsidiary of CEOC.
(8)	Consists of the book values of $65.7 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds and $12.5 million of miscellaneous other indebtedness.

* * *

This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, including amendment of CEOC’s senior secured credit facilities, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.

2